Exhibit 99.1

FOR IMMEDIATE RELEASE

Dan Adkison to Leave Wright Business Graphics

Midlothian, TX. September 30, 2019 – Ennis, Inc. (NYSE: EBF) announced that Dan Adkison, President & Chief Operating Officer of Wright Business Graphics LLC (an Ennis, Inc. subsidiary), will be leaving the Company before the end of the calendar year to deal with some family medical issues.  “I’ve known Dan for many years and we’ve gotten to know each other even better working together over these last 15 months”, said Keith Walters, Chairman, President & CEO of Ennis.  “I’m sorry to see Dan having to leave us and I along with the entire team wish only the best for Dan and his family during this private time.”

Dan will be transitioning his duties to others and on a longer term basis could continue with Ennis in a consulting arrangement.

Wright Business Graphics has locations in Portland, Oregon, as well as facilities in Kent, Washington and Chino, California. The local management teams will continue in their current roles under the same reporting structure.

About Ennis
Since 1909, Ennis, Inc. has primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States to serve the Company’s national network of distributors. The Company manufactures and sells business forms, other printed business and commercial products, printed and electronic media, presentation products, flexographic printing, internal bank forms, secure and negotiable documents, envelopes, tags and labels, advertising specialties, adhesive notes, plastic cards and other custom products. For more information, visit ennis.com.

For Further Information Contact:
Ennis, Inc.
2441 Presidential Pkwy
Midlothian, TX 76065
Phone: 972.775.9801
Fax: 972.775.9820
Email: pr@ennis.com
ennis.com